EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Macromedia, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-67960, 333-77040, 333-57708, 333-44016, 333-92233, 333-89247, 333-64141, 333-39285, 333-24713, and 333-08435) on Form S-8 of Macromedia, Inc. and subsidiaries of our report dated April 19, 2002, except as to Note 21 which is as of May 10, 2002, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2002, and the related financial statement schedule, which report appears in the March 31, 2002, annual report on Form 10-K of Macromedia, Inc.

/s/    KPMG LLP

Mountain View
June 6, 2002